UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 18, 2005

PROXIM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30993	52-2198231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 O’Nel Drive
San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As of July 18, 2005, Proxim Corporation and its subsidiaries Proxim Wireless Networks, Inc. and Proxim International Holdings, Inc., each a Delaware corporation (collectively “Proxim”), entered into an Asset Purchase Agreement with Terabeam Wireless, the business name of YDI Wireless, Inc.  (the “Terabeam”), a Delaware corporation, pursuant to the terms of which Proxim agreed to sell to Terabeam substantially all of Proxim’s assets.  Terabeam and Proxim entered into the asset purchase agreement after Proxim declared Terabeam the high bidder in the court-approved auction held July 18, 2005 in connection with Proxim’s Chapter 11 Bankruptcy Filing.  After Proxim’s having declared Terabeam the high bidder in the auction, the parties submitted the agreement for approval by the US Bankruptcy Court for District of Delaware (the “Bankruptcy Court”).  The Bankruptcy Court approved the agreement on July 20, 2005 and entered a sale order empowering the parties to consummate the transaction.  The sale is expected to close on or before July 29, 2005.

As a result of Terabeam’s having been declared the high bidder in the court-approved auction and as a result of the Bankruptcy Court’s approval, the agreement between Proxim and Terabeam supersedes Proxim’s earlier arrangements to sell substantially all of its assets to Moseley Associates, Inc. (“Moseley”).

The agreement with Terabeam provides for the payment to Proxim at the closing of aggregate cash consideration equal to approximately $28 million, less (i) amounts payable to Moseley in connection with the debtor-in-possession financing provided by Moseley and (ii) further debtor-in-possession financing extended to Proxim by Terabeam and subject to further adjustment based on other factors, including an adjustment of approximately $2.8 million based on Proxim’s accounts receivable and adjustment for the aggregate amount expended prior to the closing in connection with Terabeam’s assumption of certain of Proxim’s contracts.

The amount of the consideration that will be available for distribution to Proxim’s creditors will be subject to the deduction of certain other fees and expenses, including a court-approved topping fee and expenses payable by Proxim to Moseley.  As of the closing of the transaction with Terabeam, Proxim expects its liabilities will exceed its assets. Accordingly, Proxim anticipates that proceeds from the asset sale will be insufficient to satisfy all of its debts and obligations.  Consequently, it is virtually certain that no amounts will be paid to Proxim’s preferred or common stockholders.

Item 8.01. Other Events

On July 20, 2005, Proxim filed a press release entitled “Terabeam Wireless Signs Agreement to Purchase Substantially All of the Assets of Proxim Corporation.”  The full text of the press release is filed herewith as Exhibit 99.1 and is hereby incorporated by reference to this Item 8.01.

Forward-Looking Statements

This current report on Form 8-K includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include statements concerning expectations regarding our efforts to sell all or substantially all of our assets, our asset and liability positions following the asset sale, our ability to continue to fund our operations, our inability to meet all of our debts and obligations.  These statements reflect the current views and assumptions of the Company, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: our ability to close the asset sale in a timely fashion or at all; our ability to meet the closing conditions in the asset purchase agreement; constraints imposed by our limited capital; our ability to obtain sufficient funds in the time period required in order to fund our ongoing operations; the risk that Proxim’s customers, vendors, suppliers and employees will react negatively to the transaction or the context of the transaction; actions taken by regulatory bodies that are out of our control; various external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004, our quarterly report on Form 10-Q for the quarter ended April 1, 2004 and our current reports on Form 8-K. The information provided in this current report on Form 8-K is current as of the date of its publication. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.1	Press Release, dated as of June 20, 2005, entitled “Terabeam Wireless Signs Agreement to Purchase Substantially All of the Assets of Proxim Corporation.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION

By:	/s/ Michael D. Angel
Michael D. Angel
Executive Vice President and Chief Financial Officer
Date: July 22, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated as of June 20, 2005, entitled “Terabeam Wireless Signs Agreement to Purchase Substantially All of the Assets of Proxim Corporation.”